PROSPECTUS SUPPLEMENT                           FILED PURSUANT TO RULE 424(b)(3)
(TO PROSPECTUS DATED                                  REGISTRATION NO. 333-36958
JUNE 28, 2000)

                                 SEPRACOR INC.
                                  $460,000,000
                       PRINCIPAL AMOUNT OF 5% CONVERTIBLE
                        SUBORDINATED DEBENTURES DUE 2007
                            ------------------------

                       4,979,432 SHARES OF COMMON STOCK,
                           $0.10 PAR VALUE PER SHARE
                            ------------------------

    The information in this prospectus supplement concerning the Selling Securityholders supplements the statements set forth under the caption "Selling Securityholders" in the prospectus. Capitalized items used and not defined herein shall have the meanings given to them in the prospectus. The information set forth under the caption "Selling Securityholders" in the prospectus is supplemented as follows:

                            SELLING SECURITYHOLDERS

    We originally sold the debentures on February 14, 2000 to Deutsche Banc Securities, Inc. The initial purchaser of the debentures has advised us that the debentures were resold in transactions exempt from the registration requirements of the Securities Act to (1) "qualified institutional buyers," as defined in Rule 144A of the Securities Act, and (2) outside the United States to certain non-United States person in reliance on Regulation S of the Securities Act. These subsequent purchasers, or their transferees, pledgees, donees or successors, may from time to time offer and sell any or all of the debentures and/or shares of the common stock issuable upon conversion of the debentures pursuant to this prospectus.

    The debentures and the shares of common stock issuable upon conversion of the debentures have been registered in accordance with to the registration rights agreement. Pursuant to the registration rights agreement, we are required to file a registration statement with regard to the debentures and the shares of our common stock issuable upon conversion of the debentures and to keep the registration statement effective until the earlier of:

       (1) the sale of all the securities registered pursuant to the registration rights agreement and

       (2) the expiration of the holding period applicable to these securities under Rule 144(k) under the Securities Act or any successor provision.

    The selling securityholders may choose to sell debentures and/or the shares of common stock issuable upon conversion of the debentures from time to time. See "Plan of Distribution."

    The following table sets forth:

       (1) the name of each selling securityholder who has provided us with notice as of the date of this prospectus pursuant to the registration rights agreement of their intent to sell or otherwise dispose of debentures and/or shares of common stock issuable upon conversion of the debentures pursuant to the registration statement,

       (2) the principal amount of debentures and the number of shares of our common stock issuable upon conversion of the debentures which they may sell from time to time pursuant to the registration statement, and

       (3) the amount of outstanding debentures and our common stock beneficially owned by the selling securityholder prior to the offering, assuming no conversion of the debentures.

    To our knowledge, no selling securityholder nor any of its affiliates has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates, during the three years prior to the date of this prospectus.

    A selling securityholder may offer all or some portion of the debentures and shares of the common stock issuable upon conversion of the debentures. Accordingly, no estimate can be given as to the amount or percentage of debentures or our common stock that will be held by the selling securityholders upon termination of sales pursuant to this prospectus. In addition, the selling securityholders identified below may have sold, transferred or disposed of all or a portion of their debentures since the date on which they provided the information regarding their holdings in transactions exempt from the registration requirements of the Securities Act.

    The information contained under the column heading "Shares That May be Sold" assumes conversion of full amount of the debentures held by the holder at the initial rate of $92.38 in principal amount of the debentures per share of the common stock.

                                                          AMOUNT OF 5%                      SHARES OF
                                         AMOUNT OF 5%      DEBENTURES                      COMMON STOCK
                                        DEBENTURES THAT   OWNED BEFORE   SHARES THAT MAY   OWNED BEFORE
NAME                                      MAY BE SOLD       OFFERING         BE SOLD         OFFERING
----                                    ---------------   ------------   ---------------   ------------
ABN AMRO Incorporated.................    $ 4,250,000       4,250,000          46,005              0
AIG/National Union Fire Insurance.....        600,000         600,000           6,494         20,055(1)
Alexandra Global Investment Fund I
  Ltd.................................      4,000,000       4,000,000          43,299              0
Allstate Insurance Company............      1,850,000       1,850,000          20,025         91,627(2)
Alta Partners Holdings, LDC...........      3,000,000       3,000,000          32,474              0
Argent Classic Convertible Arbitrage
  Fund................................      3,000,000       3,000,000          32,474              0
Argent Convertible Arbitrage Fund
  Ltd.................................      1,000,000       1,000,000          10,824              0
Aristeia International Ltd............      5,000,000       5,000,000          54,124              0
Aristeia Trading, L.P.................      3,000,000       3,000,000          32,474              0
Bank Austria Cayman Island, Ltd.......      3,000,000       3,000,000          32,474              0
Bear, Stearns & Co. Inc...............      3,500,000       3,500,000          37,886         64,064(2)
Black Diamond Offshore, Ltd...........      1,344,000       1,344,000          14,548              0
BNP Arbitrage SNC.....................     10,312,000      10,312,000         111,625              0
BNP Cooper Neff Convertible Strategies
  Fund, L.P...........................        688,000         688,000           7,447              0
Boulder II Limited....................      9,500,000       9,500,000         102,836         70,470(2)
Capital Markets Transaction...........      2,500,000       2,500,000          27,062              0
Chrysler Corporation Master Retirement
  Trust...............................      3,385,000       3,385,000          36,642              0
CIBC World Markets....................      8,000,000       8,000,000          86,598              0
CIBC World Markets International
  Arbitrage Corp......................     32,000,000      32,000,000         346,395              0
Clinton Riverside Convertible
  Portfolio Limited...................      4,000,000       4,000,000          43,299              0
Credit Suisse First Boston
  Corporation.........................      5,000,000       5,000,000          54,124              0
Deephaven Domestic Convertible Trading
  Ltd.................................      4,410,000       4,410,000          47,737              0
Delaware PERS.........................      1,600,000       1,600,000          17,319              0
Delphi Foundation, Inc................         60,000          60,000             649              0
Deutsche Bank Securities..............    184,025,000     184,025,000       1,992,043              0
Diversified Arbitrage.................        250,000         250,000           2,706              0

                                                          AMOUNT OF 5%                      SHARES OF
                                         AMOUNT OF 5%      DEBENTURES                      COMMON STOCK
                                        DEBENTURES THAT   OWNED BEFORE   SHARES THAT MAY   OWNED BEFORE
NAME                                      MAY BE SOLD       OFFERING         BE SOLD         OFFERING
----                                    ---------------   ------------   ---------------   ------------
Double Black Diamond Offshore, LDC....      4,315,000       4,315,000          46,709              0
Fidelity Financial Trust:
Fidelity Convertible Securities
  Fund(4).............................      2,000,000       2,000,000          21,649              0
Forest Alternative Strategies Fund II
  L.P. A5M............................        700,000         700,000           7,577              0
Forest Fulcrum Fund LP................      5,800,000       5,800,000          62,784              0
Forest Global Convertible Fund........     20,165,000      20,165,000         218,283              0
Forest Performance Fund L.P...........      1,800,000       1,800,000          19,484              0
Gaia Offshore Master Fund Ltd.........      1,500,000       1,500,000          16,237              0
General Motors Arbitrage..............        250,000         250,000           2,706              0
General Motors Employee Global Group
  Pension Trust.......................      8,784,000       8,784,000          95,085              0
General Motors Foundation.............        528,000         528,000           5,715              0
General Motors LT.....................        250,000         250,000           2,706              0
Goldman Sachs and Company.............      3,270,000       3,270,000          35,397        117,877(2)
Global Bermuda Limited Partnership....      1,500,000       1,500,000          16,237              0
Grace Brothers, Ltd...................      2,000,000       2,000,000          21,649              0
Granville Capital Corporation.........      7,500,000       7,500,000          81,186        116,475(1)(2)
Highbridge International..............      7,500,000       7,500,000          81,186              0
ICI American Holdings.................        850,000         850,000           9,201              0
Island Holdings.......................         30,000          30,000             324            422(1)
Jeffries & Co.........................     10,000,000      10,000,000         108,248              0
JMG Capital Partners, L.P.............      2,750,000       2,750,000          29,768              0
KBC Financial Products................      6,000,000       6,000,000          64,949              0
Lakeshore International Ltd...........      3,000,000       3,000,000          32,474              0
LDG Limited...........................        425,000         425,000           4,600         27,916(1)(2)
Lehman Brothers Inc...................      2,300,000       2,300,000          24,897        188,988(2)
LLT Limited...........................      2,200,000       2,200,000          23,814              0
Luxor Master Fund.....................      1,860,000       1,860,000          20,134              0
Lyxor Master Fund Trust...............        500,000         500,000           5,412              0
Merrill Lynch, Pierce, Fenner and
  Smith Inc...........................      2,250,000       2,250,000          24,355         21,973(2)
Morgan Stanley & Co...................      6,000,000       6,000,000          64,949              0
Morgan Stanley Dean Witter Convertible
  Securities Trust....................      2,000,000       2,000,000          21,649              0
Motion Picture Industry Health Plan--
  Active Member Fund..................        705,000         705,000           7,631              0
Motion Picture Industry Health Plan--
  Retiree Member Fund.................        355,000         355,000           3,842              0
Motors Insurance Corporation..........      2,628,000       2,628,000          28,447              0
Nalco Chemical Company................        225,000         225,000           2,435          7,607(2)
Nomura Securities International
  Inc.................................      7,000,000       7,000,000          75,773         75,500
OCM Convertible Trust.................      2,995,000       2,995,000          32,420              0
Onex Industrial Partners Ltd..........      1,500,000       1,500,000          16,237         49,649(2)
Oppenheimer Convertible Securities
  Fund................................      5,000,000       5,000,000          54,124              0
Partner Reinsurance Company Ltd.......        430,000         430,000           4,654              0
Pebble Capital Inc....................      1,000,000       1,000,000          10,824         14,286(2)
Putnam Convertible Income--Growth
  Trust...............................      8,400,000       8,400,000          90,928              0

                                                          AMOUNT OF 5%                      SHARES OF
                                         AMOUNT OF 5%      DEBENTURES                      COMMON STOCK
                                        DEBENTURES THAT   OWNED BEFORE   SHARES THAT MAY   OWNED BEFORE
NAME                                      MAY BE SOLD       OFFERING         BE SOLD         OFFERING
----                                    ---------------   ------------   ---------------   ------------
Q Investments, L.P....................      3,000,000       3,000,000          32,474         24,024(2)
R2 Investments, LDC...................      7,000,000       7,000,000          75,773         56,356(3)
Sage Capital..........................      3,000,000       3,000,000          32,474              0
Salomon Brothers Asset Management
  Inc.................................      4,000,000       4,000,000          43,299              0
Salomon Smith Barney Inc..............      4,100,000       4,100,000          44,381              0
Silvercreek Limited Partnership.......      2,000,000       2,000,000          21,649         33,761(2)
Spear, Leeds & Kellogg................      1,000,000       1,000,000          10,824              0
Starvest Combined Portfolio...........        700,000         700,000           7,577         11,610(1)
State Employees' Retirement Fund of
  the State of Delaware...............      3,070,000       3,070,000          33,232              0
State of Connecticut Combined
  Investment Fund.....................      7,175,000       7,175,000          77,668              0
State of Oregon Equity................      5,100,000       5,100,000          55,206              0
TCW Group, Inc........................     29,600,000      29,600,000         320,415              0
TQA Master Plus Fund, Ltd.............      1,750,000       1,750,000          18,943              0
TQA Master Fund, Ltd..................      1,750,000       1,750,000          18,943              0
TQA Special Opportunities Master Fund,
  Ltd.................................        500,000         500,000           5,412              0
Transamerica Life Insurance and
  Annuity Company.....................     15,000,000      15,000,000         162,372         80,080(2)
Transamerica Occidental Life Insurance
  Company.............................      5,000,000       5,000,000          54,124              0
Tribeca Investments LLC...............     15,000,000      15,000,000         162,372              0
Trusco Capital Management.............      3,000,000       3,000,000          32,474         24,947(2)
Vanguard Convertible Securities Fund,
  Inc.................................      6,730,000       6,730,000          72,851              0
White River Securities LLC............      3,500,000       3,500,000          37,886              0
Worldwide Transactions, Ltd...........        341,000         341,000           3,691          2,642(2)
Zeneca Holdings Trust.................        650,000         650,000           7,036              0
Zurich HFR Master Hedge Fund..........        100,000         100,000           1,082              0

------------------------

(1) Assumes conversion of the full amount of 6.25% convertible subordinated debentures due 2005 held by the holder at the rate of $23.6845 in principal amount of the debentures per share of the common stock.

(2) Assumes conversion of the full amount of 7% convertible subordinated debentures due 2005 held by the holder at the rate of $62.4375 in principal amount of the debentures per share of the common stock.

(3) Assumes conversion of $3,500,000 of 7% convertible subordinated debentures due 2005 held by R2 Investments, LDC at the rate of $62.4375 in principal amount of the debentures per share of the common stock.

(4) The entity is either an investment company or a portfolio of an investment company registered under Section 8 of the Investment Company Act of 1940, as amended, or a private investment account advised by Fidelity Management & Research Company ("FMR Co."). FMR Co. is a Massachusetts corporation and an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, as amended, and provides investment advisory services to each of such Fidelity entities identified above, and to other registered investment companies and to certain other funds which are generally offered to a limited group of investors. FMR Co. is a wholly-owned subsidiary of FMR Corp., a Massachusetts corporation.

            The date of this Prospectus Supplement is July 23, 2002.